Exhibit 99.1

CBAK Energy Announces Framework Agreement to Acquire Majority Stake in Zhejiang Meidu Hitrans

DALIAN, China, July 26, 2021 /PRNewswire/ -- CBAK Energy Technology, Inc. (NASDAQ: CBAT) ("CBAK Energy," or the "Company"), a leading lithium-ion battery manufacturer and electric energy solution provider in China, today announced that its wholly-owned subsidiary Dalian CBAK Power Battery Co., Ltd. (“CBAK Power”) has entered into a framework agreement to acquire a majority stake in Zhejiang Meidu Hitrans Lithium Battery Technology Co. (“Hitrans”), a leading lithium-ion battery material supplier in China.

CBAK Power will acquire 81.56% of the equity interests of Hitrans currently held by Zhejiang Meidu Graphene Technology Co. and Hitrans’s management shareholders for an aggregate consideration of approximately RMB158.74 million (approximately $24.50 million). The transaction is subject to certain closing conditions, and CBAK Power aims to complete the acquisition in the third quarter of 2021.

Hitrans was established in December 2015 to engage in the research and development, production, as well as sales of ternary precursors and anode materials. Additionally, Hitrans was one of the key suppliers of the Company in fiscal 2020. Through the acquisition, the Company expects to further strengthen its supply chain and competitiveness in the high-power lithium battery market.

About CBAK Energy

CBAK Energy Technology, Inc. is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium batteries. The applications of the Company's products and solutions include electric vehicles, light electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS), and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian and Nanjing, as well as a large-scale R&D and production base in Dalian.

For more information, please visit www.cbak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of CBAK Energy Technology, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes", "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ materially. These factors include but are not limited to: the ability of the Company to meet its contract or agreement obligations; the uncertain market for the Company's lithium battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for energy storage; and risks related to CBAK Energy's business and risks related to operating in China. Please refer to CBAK Energy's most recent Annual Report on Form 10-K, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. CBAK Energy's actual results could differ materially from those contained in the forward-looking statements. CBAK Energy undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release unless expressly requested by applicable law.

For investor and media inquiries, please contact:

In China:

CBAK Energy Technology, Inc.
Investor Relations Department
Tel: 86-411-39185985
Email: ir@cbak.com.cn

The Blueshirt Group

Ms. Feifei Shen

Email: feifei@blueshirtgroup.com

In the United States:

The Blueshirt Group

Ms. Marlene Pan

Email: marlene@blueshirtgroup.com